Exhibit 99

                               Press Release




                             PRESS RELEASE



                                       Contact:    Donald Fleming
                                                   Senior Vice President
July 22, 2002                          Contact #:  (718) 556-6517


ANNOUNCEMENT:   STATEN ISLAND BANCORP, INC. ANNOUNCES
                INTENTION TO REPURCHASE UP TO 3,045,000
                SHARES OF COMMON STOCK


STATEN ISLAND, NEW YORK - (NYSE: SIB), Staten Island Bancorp, Inc. (the "Company") announced today that its Board of Directors has authorized the repurchase of up to an additional 3,045,000 shares, or approximately five percent, of the Company's outstanding common stock.

Repurchases are authorized to be made by the Company from time to time in open-market or privately negotiated transactions during the next six months as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes

Harry P. Doherty, Chairman and Chief Executive Officer of the Company, stated: "This is the ninth repurchase program since we converted to a public company. We continue to view the repurchase program as an effective part of our overall capital management strategy and an opportunity to enhance shareholder value."

The Company previously announced that it had completed its eighth stock repurchase for five percent of the Company's issued and outstanding shares. Such shares will be reflected as treasury shares and will be available for general corporate purposes.

Staten Island Bancorp, Inc. is the holding company for SI Bank & Trust. SI Bank & Trust was chartered in 1864 and currently operates 17 full service branches and three limited service branches on Staten Island, New York, and two full service branches in Brooklyn, New York; and 15 full service branches in New Jersey. SI Bank & Trust also operates SIB Mortgage Corp., a wholly owned subsidiary of SI Bank & Trust, which conducts business under the name of Ivy Mortgage and has offices in 42 states. On June 30, 2002, Staten Island Bancorp had $6.4 billion in total assets and $557.3 million of total stockholders' equity.